EXHIBIT 10.1

"Grant Date": June 30, 2008 or July 1, 2008 (as applicable)

RESTRICTED STOCK AGREEMENT

                    This Restricted Stock Agreement ("Agreement") is made as of the Grant Date set forth above between SPARTAN MOTORS, INC., a Michigan corporation ("Spartan"), and the grantee as awarded.

                    The Spartan Motors, Inc. Stock Incentive Plan of 2007 (the "Plan") is administered by the Compensation Committee of Spartan's Board of Directors (the "Committee"). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee agrees to award restricted stock to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan. This Agreement is intended to comply with the provisions governing restricted stock under Internal Revenue Service Regulation 26 C.F.R. § 1.409A-1(b)(6) in order to exempt the restricted stock from application of Section 409A of the Internal Revenue Code ("Section 409A").

                    Grantee acknowledges receipt of a copy of the Plan and the Plan Description, and accepts this restricted stock award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

          1.          Award.  Spartan hereby awards to Grantee, as of the Date of Award, shares of Spartan's common stock, $.01 par value, subject to conditions and restrictions imposed under this Agreement and the Plan (the "Restricted Stock"). Spartan may issue share certificates with respect to the Restricted Stock or may deposit the Restricted Stock into an electronic account maintained by a third party, in which case the share certificates with respect to the Restricted Stock may, in Spartan's discretion, not be issued until the restrictions imposed on the Restricted Stock have lapsed.

          2.          Transferability.  Until the restrictions lapse as set forth in paragraph 3 below, the Plan provides that Restricted Stock granted under this Agreement is generally not transferable by Grantee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock are exercisable during Grantee's lifetime only by Grantee, Grantee's guardian, or legal representative. Spartan shall place an appropriate legend upon any certificate representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          3.          Lapsing of Restrictions.  Except as otherwise provided in this Agreement, the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse equally in annual increments on each anniversary of the Grant Date over three years for non-officers and over five years for Officers. The periods during which Restricted Stock is subject to restrictions imposed by the Plan and under this Agreement shall be known as "Restricted Periods."

          4.          Acceleration.  All restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse immediately in the event of any Change in Control (as defined in the Plan) of Spartan.

          5.          Securities Laws. The Restricted Stock award under this Agreement is conditional upon (i) the effective registration of the Plan and the Restricted Stock granted thereunder under the Securities Act of 1933 and the effective registration or exemption of the Plan and the Restricted Stock granted thereunder under applicable state or foreign securities laws, and (ii) the effective listing of the stock on any applicable securities exchange or quotation system. Grantee shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

          6.          Termination of Employment, Directorship or Officer Status.  If Grantee's employment, directorship and/or officer status (each as applicable) with Spartan or any of its subsidiaries terminates for any reason other than Retirement, such termination shall affect the Restricted Stock, and Grantee's rights with respect to the Restricted Stock, as set forth in the Plan. If Grantee's employment, directorship and/or officer status (each as applicable) with Spartan or any of its subsidiaries terminates due to Retirement, then the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse effective as of date of Retirement.

          7.          Employment by Spartan.  To the extent Grantee is or becomes an employee of Spartan or any of its subsidiaries, the award of Restricted Stock under this Agreement shall not impose upon Spartan or any of its subsidiaries any obligation to retain Grantee in its employ for any given period or upon any specific terms of employment. Spartan or any of its subsidiaries, as appropriate, may at any time dismiss Grantee from employment, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided in any written agreement with Grantee.

          8.          Shareholder Rights.  During the Restricted Period, Grantee shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Grantee as if Grantee held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement or the Plan. Any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock and Restricted Stock Units shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders. After the restrictions applicable to the Restricted Stock lapse, Grantee shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

          9.          Withholding.  Spartan and its subsidiaries shall be entitled to (a) withhold and deduct from Grantee's future wages (or from other amounts that may be due and owing to Grantee from Spartan and/or its subsidiaries), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock; or (b) require Grantee promptly to remit the amount of such withholding to Spartan before taking any action with respect to the Restricted Stock. Unless the Committee provides otherwise, Grantees who are employees may satisfy withholding obligations by having shares to be received withheld. Non-employee Grantees may not satisfy withholding obligations by withholding shares of stock to be received or by delivery to Spartan of previously owned Common Stock.

          10.          Effective Date.  This Agreement shall be effective as of the Date of Award.

          11.          Amendment.  This Agreement shall not be modified except in a writing executed by the parties to this Agreement and except as Spartan, upon advice of legal counsel, determines is necessary or advisable because of the promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including without limitation, Section 409A and any applicable federal or state securities laws.

          12.          Agreement Controls.  The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement will have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement will control as long as the provision of this Agreement does not violate a limitation of the Plan or the law. If any provision of this Agreement does violate a limitation of the Plan or the law, that limitation will control.

          13.          Governing Law.   This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Michigan, without regard to conflict of law principles. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Michigan in the counties of Kent and Eaton, in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

SPARTAN MOTORS, INC.

By
James W. Knapp Chief Financial Officer